Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Incorporation
CAC Development Ltd.	Canada
Canadian Air-Crane Ltd	Canada
Erickson Air-Crane Malaysia Sdn. Bhd. Malaysia European Air-Crane S.p.A.	Malaysia
European Air-Crane S.p.A.	Italy
Dutch Air-Crane B.V.	The Netherlands
EAC do Brasil Participações LTDA	Brazil
Air Amazonia LTDA	Brazil
Erickson Aviation Peru S.A.C.	Peru
EAC Acquisition Corporation	Delaware
Erickson Helicopters, Inc.	Oregon
Evergreen Equity, Inc.	Nevada
Evergreen Helicopters International, Inc.	Texas
Erickson Transport, Inc.	Alaska